UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 21, 2011 (December 15, 2011)

CHESAPEAKE ENERGY CORPORATION

(Exact name of Registrant as specified in its Charter)

Oklahoma	1-13726	73-1395733
(State or other jurisdiction of incorporation)	(Commission File No.)	(IRS Employer Identification No.)

6100 North Western Avenue, Oklahoma City, Oklahoma	73118
(Address of principal executive offices)	(Zip Code)

(405) 848-8000
(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

*           Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

*           Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

*           Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

*           Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 5 – Corporate Governance and Management

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

   On December 15, 2011, following an extensive evaluation of executive compensation, and with the advice of its independent compensation consultant, Cogent Compensation Partners, the Compensation Committee (the “Committee”) of the Board of Directors (the “Board”) of Chesapeake Energy Corporation (the “Company”) and the Board approved changes to the Company’s executive compensation program.

    Annual Incentive Plan

    The Committee and the Board approved the Chesapeake Energy Corporation 2012 Annual Incentive Plan (the “AIP”), subject to shareholder approval at the Company’s 2012 annual meeting of shareholders. The AIP is a cash-based incentive program utilizing pre-determined performance goals. The AIP is intended to comply with Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”), and comply with, or be exempt from, Section 409(a) of the Code.

    To be eligible for a cash payment from an award granted under the AIP, the Company must first achieve one of the specified objective minimum standards, which are based on operating cash flow, production and long-term indebtedness. Once eligible, the payment amount of an award will be determined following the end of the performance period based on the achievement of pre-established performance goals. The Committee will establish the performance goals prior to the start of, or during the initial 25% of, the performance period.  For 2012, the Committee has established the following performance goals:

•	progress toward the Company’s two-year goals of reducing long-term debt by at least 25% and increasing cumulative production volume by at least 25%;

•	combined 2011 - 2012 financial metrics (assuming NYMEX oil/gas prices of $100.00/$5.00 per unit) including:

o	operating cash flow equal to $9.0 billion - $11.0 billion;

o	EBITDA equal to $9.0 billion - $11.0 billion;

o	net income equal to $3.5 billion - $4.5 billion;

•	liquids production increase to equal at least 20% of the Company’s production mix;

•	proved reserves increase (before asset sales) of 3.0 - 4.0 tcfe; and

•	industry leadership in the following areas: new discoveries, new technology, risk management and asset monetization.

    The foregoing description of the AIP does not purport to be complete and is qualified in its entirety by reference to the AIP, which is filed as Exhibit 10.1.16 to this Current Report on Form 8−K and incorporated herein by reference.

    Performance Share Unit Awards

    The Committee and the Board also approved a modification to the Company’s long-term incentive compensation program, which contemplates granting performance share units (“PSUs”) under the Company’s Amended and Restated Long Term Incentive Plan (the “LTIP”). Since 2004, the Company has provided long-term compensation in the form of restricted stock granted under the LTIP. In 2012, long-term compensation for senior executives will consist of awards of equal amounts of restricted stock and PSUs based on grant-date value.

    In 2012 and 2013, the Committee may grant PSUs having one-, two- or three-year performance periods to accommodate the transition to the revised long-term incentive award mix. Beginning in 2014, it is anticipated that all PSUs will have at least three-year performance periods. Each PSU will entitle the participant to a cash payment based on the achievement of performance goals during the performance period. The performance goals will be established by the Committee prior to the start of, or during the initial 25% of, the performance period, consistent with the requirements of Section 162(m) of the Code, and based on any one or combination of certain performance goals enumerated in the LTIP. Performance goals under the LTIP may include the Company’s achievement of target levels of total or comparative shareholder return, earnings per share, share price, net income, cash flows, reserve additions or replacements, production volume, finding costs, operating costs, overhead or other costs, drilling results, acquisitions and divestitures, risk management activities, return on equity, a combination of or interrelationship among any of the foregoing, or other criteria, as determined by the Committee, such as net asset value. All PSU awards are intended to comply with Section 162(m) of the Code and comply with, or be exempt from, Section 409A of the Code.

    The Committee also approved the form of Performance Share Unit Award Agreement that sets forth the terms of the PSU awards to be granted under the LTIP, which is filed as Exhibit 10.1.17 to this Current Report on Form 8−K and incorporated herein by reference.

Section 9 – Financial Statements and Exhibits

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits.  See "Exhibit Index" attached to this Current Report on Form 8-K, which is incorporated by reference herein.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CHESAPEAKE ENERGY CORPORATION

By:	/s/ JENNIFER M. GRIGSBY
Jennifer M. Grigsby Senior Vice President, Treasurer and Corporate Secretary

Date:           December 21, 2011

EXHIBIT INDEX

Exhibit No.	Document Description

10.1.16	Chesapeake Energy Corporation 2012 Annual Incentive Plan

10.1.17	Chesapeake Energy Corporation Form of Performance Share Unit Award Agreement